Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS HIGHER SALES, ROYALTY INCOME, AND EARNINGS FOR SECOND QUARTER OF FY2015

DILUTED EPS RISE 45% TO $0.29 IN FIRST HALF OF FY2015 VERSUS

PRIOR-YEAR PERIOD

LARGO, Florida (February 12, 2015) – Unilens Vision Inc. (OTCQX: UVIC), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported operating results for the second quarter and first half of FY2015.

Second Quarter Highlights and Subsequent Events

•

Product sales for the quarter ended December 31, 2014 (Q2 of FY2015) increased 9.2% to $1,561,269, compared with $1,430,042 in the second quarter of the previous fiscal year, due primarily to a 17.8% increase in C-Vue custom soft lens sales and a 7.8% increase in C-Vue disposable lens sales.

•

Royalty income increased, for the fifth consecutive quarter, to $686,374 in the second quarter of FY2015.  This represented a 17.0% increase when compared with royalty income of $586,660 in the corresponding period of FY2014.

•

Total revenue increased 11.5% to $2,247,643 in the most recent quarter, compared with $2,016,702 in the three months ended December 31, 2013.  This represented the strongest percentage increase in total revenue in the past five quarters.

•

Gross profit margin improved to 37.3% of product sales in the second quarter of FY2015, compared with 35.7% a year earlier.

•

Operating expenses increased 17.7% in the quarter ended December 31, 2014, primarily due to higher sales and marketing expenses associated with the transition to an outside sales-based organization and increases in administrative expenses.

•

Interest expense declined 8.9% due to lower outstanding balances on the debt incurred to repurchase common stock from the Company’s previously largest shareholder in October 2013.

•

Net income rose 20.7% when compared with the second quarter of FY2014.

•

Diluted earnings per share increased 16.7% in the second quarter of FY2015 to $0.14, compared with $0.12 in the prior-year period.

•

The Company paid its 33rd consecutive quarterly cash dividend in November 2014, in the amount of $0.045 per share, and will pay its 34th consecutive cash dividend at the same rate on February 27, 2015.  The current annualized cash dividend payout of $0.18 per share provides a dividend yield of 2.6%, based upon UVIC’s closing stock price of $7.00 per share on February 11, 2015.

Management Comments

“We are pleased to report continued growth in product sales, royalty income and earnings for the quarter and six months ended December 31, 2014,” noted Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “Sales of our disposable contact lenses continued to strengthen in the most recent quarter, rising 7.8%, compared with an increase of 4.1% in the first quarter of Fiscal 2015 and 0.5% in the fiscal year ended June 30, 2014 (FY2014), and custom soft lens sales remained strong, rising 17.8% in the most recent quarter, resulting in our seventh consecutive quarter of higher C-Vue branded specialty lens product sales.”

“We attribute growth in our product sales to continued strong demand for our C-Vue Advanced custom lenses as well as increasing sales of our C-Vue® ADDvantage™ Multifocal for Presbyopia lenses, which were launched in June 2014.”

“Royalty income from Bausch + Lomb (B+L) increased 17.0% in the three months ended December 31, 2014, representing the fifth consecutive year-over-year quarterly increase in royalty income”, continued Pecora. “We attribute the consecutive quarterly increases in royalty income primarily to Bausch + Lomb’s October 2013 launch of its PureVision2® Multi-Focal for Presbyopia, which features the next generation multi-focal design licensed from our Company.”

Second Quarter Results

For the second quarter of FY2015, total revenue including royalty income increased 11.5% to $2,247,643, compared with total revenue of $2,016,702 in the second quarter of FY2014.  Total product sales increased 9.2% to $1,561,269 in the most recent quarter, versus $1,430,042 in the corresponding period of the previous fiscal year.  Sales in the disposable lens category increased 7.8%, while sales in the custom lens category increased 17.8% from prior-year levels.  Sales of gas permeable lenses increased slightly, while sales in the “replacement and other” lens category declined, as anticipated.

Royalty income from Bausch + Lomb increased 17.0% to $686,374 in the quarter ended December 31, 2014, compared with $586,660 in the prior-year quarter.  This represented the fifth consecutive year-over-year increase in quarterly royalty income.

Gross profit margins improved to 37.3% of product sales in the second quarter of FY2015, versus 35.7% in the second quarter of FY2014.  The improvement in gross margin was due to manufacturing improvements implemented just over a year ago, product mix changes and a one-time manufacturing repair expense in the second quarter of FY2014.

Operating expenses increased 17.7% to $852,022 in the most recent quarter, compared with $723,898 in the year-earlier period.  As a percentage of product sales, operating expenses increased to 54.6% in the second quarter of FY2015, versus 50.6% in the second quarter of FY2014.  Sales and marketing expenses increased $110,774 including approximately $35,000 in one-time expenses, primarily due to costs related to the transition to an outside sales-based organization and participation in additional trade shows.  Administrative expenses rose $18,223, relative to the prior-year quarter, while research and development costs declined slightly.

Operating income improved 11.6% to $417,298 (18.6% of total revenue) in the second quarter of FY2015, compared with $373,956 (18.5% of total revenue) in the second quarter of FY2014.

Net non-operating expenses decreased 14.9% to $47,049, versus $55,307 a year earlier, primarily due to lower outstanding balances on the debt incurred to repurchase common stock from the Company’s previously largest shareholder in October 2013.

Pretax income increased 16.2% to $370,249 in the three months ended December 31, 2014, compared with $318,649 in the corresponding period of the previous fiscal year.  The Company reported a 20.7% increase in net income, which totaled $250,303 in the second quarter of FY2015, versus $207,419 in the prior-year period.  Diluted earnings per share increased 16.7% to $0.14 in the three months ended December 31, 2014, compared with $0.12 in the three months ended December 31, 2013.  The weighted average number of diluted shares outstanding increased 1.0% to 1,795,620 in the most recent quarter, versus 1,777,724 in the prior-year quarter.

Six-Month Results

For the first half of FY2015, total revenue including royalty income increased 10.1% to $4,489,133, compared with total revenue of $4,075,521 in the six months ended December 31, 2013.  Total product sales increased 6.2% to $3,196,505, versus $3,009,247 in the first half of FY2014.  Sales in the disposable lens category increased 5.9%, while sales in the custom lens category increased 13.7% from prior-year levels.  Sales in the gas permeable, replacement and “other” lens categories declined, as expected.

Royalty income from Bausch + Lomb increased 21.2% to $1,292,628 in the six months ended December 31, 2014, compared with $1,066,274 in the prior-year period.

Gross profit margins improved to 38.4% of product sales in the first half of FY2015, versus 37.2% in the first half of FY2014.

Operating expenses increased 11.4% to $1,648,401, compared with $1,479,379 in the corresponding period of the previous fiscal year.  As a percentage of product sales, operating expenses increased to 51.6% in the first half of FY2015, versus 49.2% in the year-earlier period.

Operating income improved 23.3% to $870,776 (19.4% of total revenue) in the first six months of FY2015, compared with $706,275 (17.3% of total revenue) in the first half of FY2014.

Net non-operating expenses increased 24.8% to $97,374, versus $78,018 a year earlier, primarily due to a full six months in FY2015 of additional bank borrowings incurred to repurchase common stock from the Company’s previously largest shareholder in October 2013.

Pretax income increased 23.1% to $773,402 in the six months ended December 31, 2014, compared with $628,257 in the six months ended December 31, 2013  The Company reported a 23.3% increase in net income, which totaled $520,361 in the first half of FY2015, versus $421,980 in the prior-year period.  Diluted earnings per share increased 45.0% to $0.29 in the first half of FY2015, compared with $0.20 in the first half of FY2014.  The weighted average number of diluted shares outstanding decreased 13.5% to 1,792,979 in the most recent six-month period, versus 2,073,539 a year earlier. The decline in weighted average shares outstanding reflects the October 2013 repurchase of 26% of the Company’s total common shares outstanding (618,522 shares) from Unilens’ previously largest shareholder at a price of $4.97 per share.

Cash Dividends

The Company declared its 34th consecutive quarterly cash dividend on February 2, 2015, payable February 27, 2015 to shareholders of record February 13, 2015. The annualized cash dividend payout of $0.18 per share provides shareholders a current yield of 2.6% based upon a common stock price of $7.00 per share at the close of stock market trading on February 11, 2015.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly-owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly-owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQX under the symbol “UVIC”.

Forward-Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc., at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

UNILENS VISION INC.

SECOND QUARTER - FISCAL 2015

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

 (All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended		Six Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Revenues:
Sales	$1,561,269	$1,430,042	$3,196,505	$3,009,247
Royalty income	686,374	586,660	1,292,628	1,066,274
Total revenues	2,247,643	2,016,702	4,489,133	4,075,521
Operating costs and expenses:
Cost of sales	978,323	918,848	1,969,956	1,889,867
Expenses	852,022	723,898	1,648,401	1,479,379
Total operating costs and expenses	1,830,345	1,642,746	3,618,357	3,369,246
Operating income	417,298	373,956	870,776	706,275
Other non-operating items:
Other income	5,999	2,919	9,830	6,771
Interest expense	(53,048)	(58,226)	(107,204)	(84,789)
Total other non-operating items	(47,049)	(55,307)	(97,374)	(78,018)
Income before income tax expense	370,249	318,649	773,402	628,257
Income tax expense	119,946	111,230	253,041	206,277
Net income for the period	$250,303	$207,419	$520,361	$421,980
Net income per common share:
Basic	$0.14	$0.12	$0.30	$0.20
Fully Diluted	$0.14	$0.12	$0.29	$0.20
Weighted average shares outstanding:
Basic	1,750,832	1,777,724	1,750,832	2,073,539
Fully Diluted	1,795,620	1,777,724	1,792,979	2,073,539
CASH FLOWS
Provided (used) by:
Operating activities			$260,442	$464,198
Investing activities			(337,522)	(82,163)
Financing activities			49,990	(491,408)
Decrease in cash			$(27,090)	$(109,373)
BALANCE SHEET
		June 30, 2014	December 31, 2014	December 31, 2013
Cash and cash equivalents		$98,790	$71,700	$30,809
Total assets		3,855,906	4,222,563	3,948,749
Current liabilities		2,073,608	2,281,280	2,103,008
Total liabilities		6,883,009	6,886,880	7,352,609
Stockholders’ deficit		$(3,027,103)	$(2,664,317)	$(3,403,860)